UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
March 6, 2025

WEX Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hancock Street, Portland Maine	(207) 733-8171	04101
Address of principal executive offices	(Registrant’s Telephone Number, Including Area Code)	(Zip Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 6, 2025 (the “Closing Date”), WEX Inc. (the “Company”) completed its previously announced upsized offering (the “Notes Offering”) of $550 million in aggregate principal amount of its new 6.500% senior unsecured notes due 2033 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

On the Closing Date, and as further described below, the Company also entered into an amendment (the “Seventh Amendment”) to that certain Amended and Restated Credit Agreement, dated as of April 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified, prior to the Closing Date, the “Existing Credit Agreement”, and as further amended by the Seventh Amendment, the “Amended Credit Agreement”), by and among the Company and certain of its subsidiaries identified therein, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent on behalf of the lenders, to, among other things, establish an incremental tranche of senior secured tranche B term loans in an aggregate principal amount of $450 million (the “Incremental Term Loan B-3 Facility”).

The Company intends to use the net proceeds from the Notes Offering, together with the net proceeds of borrowings under the Incremental Term Loan B-3 Facility and cash on hand, to (i) fund the Company’s tender offer to purchase shares of its outstanding common stock for a cash purchase price of up to $750 million (the “Tender Offer”), (ii) repay approximately $250 million outstanding under the revolving portion of the Company’s senior secured credit facilities, and (iii) pay related fees and expenses, with any amounts remaining thereafter to be used for general corporate purposes, which may include additional repurchases of the Company’s common stock after the expiration of the Tender Offer.

Indenture

The Notes are governed by an indenture dated as of March 6, 2025, among the Company, the subsidiary guarantors party thereto (the “Guarantors”) and Citibank, N.A., as trustee (the “Indenture”). The Notes are fully and unconditionally guaranteed by the Guarantors on a senior unsecured basis (the “Guarantees” and, together with the Notes, the “Securities”). The Notes and the Guarantees are effectively subordinated to the Company’s and the Guarantors’ secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to all liabilities of the Company’s subsidiaries that do not guarantee the Notes.

The Company will pay 6.500% interest per annum on the principal amount of the Notes, payable semi-annually on March 15 and September 15 of each year. Interest on the Notes will accrue from March 6, 2025, and the first interest payment date for the Notes will be September 15, 2025. The Notes will mature on March 15, 2033, unless they are earlier redeemed or repurchased in accordance with the terms set forth in the Indenture.

The Indenture contains covenants that, among other things, limit the Company’s and certain of its subsidiaries’ (other than the Bank Regulated Subsidiaries (as defined in the Indenture)) ability to (i) create or permit to exist certain liens on any of their property or assets securing any indebtedness, without securing the Notes equally and ratably with (or prior to) such secured indebtedness and (ii) enter into sale leaseback transactions. The Company and the Guarantors are also limited in their ability to consolidate with or into, or convey, lease or otherwise transfer all or substantially all of their assets on a consolidated basis to any person, subject to certain exceptions.

Prior to March 15, 2028, the Company may, at its option, redeem all or a portion of the Notes at the applicable make-whole price set forth in the Indenture. Prior to March 15, 2028, the Company may, at its option, redeem up to 40% in aggregate principal amount of the Notes with an amount not greater than the net proceeds of certain equity offerings at the redemption price set forth in the Indenture so long as at least 50% of the aggregate principal amount of the Notes (originally issued) remains outstanding immediately afterwards. The Company has the option to redeem all or a portion of the Notes at any time on or after March 15, 2028 at the redemption prices set forth in the Indenture. Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), the Company is required to offer to repurchase the Notes at 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

The Indenture also contains customary events of default. Indebtedness under the Securities may be accelerated in certain circumstances upon an event of default as set forth in the Indenture.

The Notes have not been and will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities or blue sky laws.

The foregoing descriptions of the Indenture, the Notes and the Guarantees do not purport to be complete and are qualified in their entirety by reference to the text of the Indenture (and the Guarantees contained therein) and form of Notes, copies of which are included as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Incremental Term Loan B-3 Facility and Seventh Amendment

The Seventh Amendment amends certain terms of the Existing Credit Agreement, including without limitation, to provide for the Incremental Term Loan B-3 Facility, scheduled to mature on March 6, 2032. The Incremental Term Loan B-3 Facility bears interest at a rate per annum equal to SOFR plus 1.75% or alternative benchmarks and spreads as set forth in the Amended Credit Agreement. The Incremental Term Loan B-3 Facility may be voluntarily prepaid without penalty or premium, other than a 1.00% prepayment premium in the case of any “repricing transaction” within six months of the Closing Date. The Company’s obligations with respect to the Incremental Term Loan B-3 Facility are guaranteed by certain of the Company’s subsidiaries, and those obligations and guarantees are secured by substantially all of the assets of the Company and certain of its subsidiaries. The Seventh Amendment also amends the consolidated leverage ratio level applicable to the Company’s unlimited restricted payments covenant from 2.75:1.00 to 3.50:1.00. All other terms and provisions of the Amended Credit Agreement remain substantially the same as the Existing Credit Agreement.

From time to time, certain parties to the Amended Credit Agreement, and affiliates of those parties, have provided, and may in the future provide banking, investment banking, and other financial services to the Company or the Company’s affiliates. Such parties have received, or may in the future receive, customary fees and commissions for these services.

The foregoing description of the Seventh Amendment is qualified in its entirety by reference to the Seventh Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) See attached Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of March 6, 2025, among WEX Inc., the guarantors party thereto and Citibank, N.A., as trustee.
4.2	Form of 6.500% Senior Unsecured Notes due 2033 (included as Exhibit A to the Indenture filed herewith as Exhibit 4.1).
10.1
Seventh Amendment, dated as of March 6, 2025, to that certain Amended and Restated Credit Agreement, dated as of April 1, 2021, by and among WEX Inc. and certain of its subsidiaries identified therein, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent on behalf of the lenders (including a conformed copy of the Amended and Restated Credit Agreement, reflecting all amendments through the Seventh Amendment, attached as Annex A thereto).*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
Certain exhibits and schedules have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish to the SEC a copy of any omitted exhibits or schedules upon request of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX, INC.
By:	/s/ Jagtar Narula
Name:	Jagtar Narula
Title:	Chief Financial Officer

Date: March 6, 2025